Exhibit 99.1

Contact:

EnteroMedics Inc.

Greg S. Lea

(651) 789-2860

ir@enteromedics.com

EnteroMedics Reports First Quarter 2015 Financial Results and Provides Business Update

ST. PAUL, Minnesota, April 30, 2015 – EnteroMedics Inc. (NASDAQ: ETRM), the developer of medical devices using neuroblocking technology to treat obesity, metabolic diseases and other gastrointestinal disorders, today announced financial results for the three months ended March 31, 2015 and recent corporate highlights.

Recent Corporate Highlights

On April 7, 2015, the Company announced that 15 centers were certified and 19 surgeons trained to implant and administer vBloc® Neurometabolic Therapy. The Company announced today that 15 additional centers have been certified and 21 additional surgeons have been trained, bringing the total number of centers to 30 and surgeons to 40. Once the center is certified, the Company engages the center to integrate vBloc Therapy into their accounting and quality-assurance systems, a process that can take 2-3 months per center.

As a reminder, EnteroMedics’ bariatric center selection, training and certification process follows a defined protocol that includes rigorous center qualification criteria and didactic and surgical training. Once the center criteria are met, the Company’s field staff trains the surgeon and staff on vBloc Therapy, theory of operation, and program implementation. This is followed by procedure and system operation training and one or two supervised surgeries, after which the surgeon is certified.

“With our clinical and physician partner pipeline well established to support our initial controlled commercial rollout, we are focusing our attention on two main efforts,” said Brad Hancock, Chief Commercial Officer of EnteroMedics. “The first is supporting these partners in educating patients about vBloc Therapy through marketing support materials, continued webinars, and one-on-one discussions with current vBloc patient ambassadors. Second, we are focused on driving reimbursement for vBloc Therapy through a number of initiatives. These include finalization of an economic model that supports the benefits of vBloc Therapy over conventional treatment options, utilizing dedicated patient coverage advocates to help patients determine their benefits and submit prior authorizations and appeals, and leveraging our six existing Current Procedure Terminology Category III Codes.”

Financial Results

For the three months ended March 31, 2015 the Company reported a net loss of $7.2 million, or $0.10 per share, including noncash items totaling $1.6 million. Selling, general and administrative expenses for the quarter were $4.7 million and research and development expenses were $2.2 million. Operating expenses were primarily associated with the cost of commercialization of the Company’s vBloc® Neurometabolic Therapy, including regulatory and reimbursement activities, and the continued development of vBloc Therapy delivered through the Company’s Maestro® Rechargeable System. On March 31, 2015 the Company’s cash, cash equivalents and short-term investments totaled $11.4 million. As of April 28, 2015 the Company has raised a total of approximately $7.6 million under its $25.0 million ATM equity facility.

“With FDA Approval, we have shifted our resources squarely onto commercializing vBlocTherapy,” said Greg S. Lea, Chief Financial Officer and Chief Operating Officer. “We believe that our current resources will permit us to continue to execute on our commercial strategy as we develop the options we have to strengthen our balance sheet in support of our growth strategy into 2016.”

About EnteroMedics Inc.

EnteroMedics is a medical device company focused on the development and commercialization of its neuroscience based technology to treat obesity and metabolic diseases. vBloc® Neurometabolic Therapy, delivered by a pacemaker-like device called the Maestro® Rechargeable System, is designed to intermittently block the vagus nerves using high-frequency, low-energy, electrical impulses. EnteroMedics’ Maestro Rechargeable System has received U.S. Food and Drug Administration approval, CE Mark and is listed on the Australian Register of Therapeutic Goods.

Information about the Maestro® Rechargeable System and vBloc® Neurometabolic Therapy

You should not have an implanted Maestro Rechargeable System if you have cirrhosis of the liver, high blood pressure in the veins of the liver, enlarged veins in your esophagus or a significant hiatal hernia ; if you need magnetic resonance imaging (MRI); if you have a permanently implanted, electrical medical device; or if you need a diathermy procedure using heat. The most common related adverse events that were experienced during clinical study of the Maestro System included pain, heartburn, nausea, difficulty swallowing, belching, wound redness or irritation, and constipation.

Talk with your doctor about the full risks and benefits of vBloc Therapy and the Maestro Rechargeable System. For additional prescribing information, please visit www.enteromedics.com

If you are interested in learning more about vBloc Therapy, please visit www.enteromedics.com/vbloc or call 1-800-MY-VBLOC.

Forward-Looking Safe Harbor Statement:

This press release contains forward-looking statements about EnteroMedics Inc. Our actual results could differ materially from those discussed due to known and unknown risks, uncertainties and other factors including our limited history of operations; our losses since inception and for the foreseeable future; our lack of commercial sales experience with our Maestro® Rechargable System for the treatment of obesity in the United States or in any foreign market other than Australia and the European Community; our ability to comply with the Nasdaq continued listing requirements; our ability to commercialize our Maestro Rechargeable System; our dependence on third parties to initiate and perform our clinical trials; the need to obtain regulatory approval for any modifications to our Maestro Rechargeable System; physician adoption of our Maestro Rechargeable System and vBloc® Neurometabolic Therapy; our ability to obtain third party coding, coverage or payment levels; ongoing regulatory compliance; our dependence on third party manufacturers and suppliers; the successful development of our sales and marketing capabilities; our ability to raise additional capital when needed; international commercialization and operation; our ability to attract and retain management and other personnel and to manage our growth effectively; potential product liability claims; potential healthcare fraud and abuse claims; healthcare legislative reform; and our ability to obtain and maintain intellectual property protection for our technology and products. These and additional risks and uncertainties are described more fully in the Company’s filings with the Securities and Exchange Commission, particularly those factors identified as “risk factors” in the annual report on Form 10-K filed March 13, 2015. We are providing this information as of the date of this press release and do not undertake any obligation to update any forward-looking statements contained in this document as a result of new information, future events or otherwise.

(See attached tables)

ENTEROMEDICS INC.

Condensed Consolidated Statements of Operations (unaudited)

(in thousands, except per share data)

	Three Months Ended March 31,
	2015	2014

Sales	$—	$—
Cost of goods sold	—	—

Gross profit	—	—

Operating expenses:
Selling, general and administrative	4,727	3,935
Research and development	2,237	2,623

Total operating expenses	6,964	6,558

Operating loss	(6,964)	(6,558)
Other income (expense), net	(210)	(174)

Net loss	$(7,174)	$(6,732)

Net loss per share - basic and diluted	$(0.10)	$(0.10)

Shares used to compute basic and diluted net loss per share	72,736	65,657

ENTEROMEDICS INC.

Condensed Consolidated Balance Sheets (unaudited)

(in thousands)

	March 31, 2015	December 31, 2014
ASSETS
Cash, cash equivalents and short-term investments	$11,432	$11,619
Inventory	1,126	981
Prepaid expenses and other current assets	464	424
Property and equipment, net	447	482
Other assets	867	880

Total assets	$14,336	$14,386

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Accounts payable	$48	$399
Debt	1,990	2,976
Other liabilities	4,983	4,347

Total liabilities	7,021	7,722

Stockholders’ equity	7,315	6,664

Total liabilities and stockholders’ equity	$14,336	$14,386

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